                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-49141


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 3, 1998
                                       to
                         Prospectus Dated April 7, 1998

                                  2,392 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


     This Prospectus Supplement supplements the Prospectus dated April 7, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,437,109 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of WheelGroup Corporation ("WheelGroup"), by and through the acquisition of all of the common and preferred stock and options to purchase common stock of WheelGroup whereby WheelGroup was merged with and into the Company with the Company as the surviving corporation. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     J. Robert Waddell, a Selling Shareholder in the Prospectus has gifted 2,392 of his shares to the people listed in the table below, which people were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially to be owned by such shareholders, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:

                                                                                    Number of
                                              Number of                               Shares
                                               Shares            Percent of         Registered
                                            Beneficially        Outstanding          for Sale
Name of Selling Shareholder                     Owned              Shares            Hereby(1)
---------------------------                 ------------        -----------         -----------
Dorothy L. Fitzgerald                           1,305                *                1,305
George DeMond                                     217                *                  217

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(1)  This registration Statement shall also cover any additional shares of
     Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.


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
                                                                                    Number of
                                              Number of                               Shares
                                               Shares            Percent of         Registered
                                            Beneficially        Outstanding          for Sale
Name of Selling Shareholder                     Owned              Shares            Hereby(1)
---------------------------                 ------------        -----------         -----------
Harold & Diana DeMond                             870                *                  870

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* less than one percent